UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2018

CHENIERE ENERGY, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Milam Street, Suite 1900, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2018, Cheniere Energy, Inc. (“CEI”), entered into a $1.25 billion Amended and Restated Revolving Credit Agreement among CEI, as borrower, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association, Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Société Générale, Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd., Citibank, N.A., ING Capital LLC, The Bank of Nova Scotia, Houston Branch, JPMorgan Chase Bank, N.A., ABN AMRO Capital USA LLC, Canadian Imperial Bank of Commerce, New York Branch, and Intesa Sanpaolo S.p.A., New York Branch (collectively, the “Lenders”), as lenders and issuing banks, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and SG Americas Securities, LLC, as coordinating lead arrangers, and Société Générale, as administrative agent for the Lenders (the “Revolving Credit Facility”). The Revolving Credit Facility amends and restates CEI’s existing revolving credit facility, dated as of March 2, 2017, to provide for $500 million of incremental commitments to CEI thereunder, increasing the total committed amount under the Revolving Credit Facility to $1.25 billion. The Lenders and their affiliates have provided and may provide, from time to time in the future, certain financial services to CEI and its affiliates, for which they may receive advisory or transaction fees, as applicable, of the nature and in amounts customary in the industry for these financial services.

Trigger Point

From and after the time at which certain specified conditions are met (the “Trigger Point”), CEI will have increased flexibility under the Revolving Credit Facility to, among other things, (i) make restricted payments and (ii) raise incremental commitments. The Trigger Point will occur once (x) completion has occurred for each of the first train of the Corpus Christi liquefaction project and the fifth train of the Sabine Pass liquefaction project, (y) the aggregate principal amount of outstanding loans plus drawn and unreimbursed letters of credit under the Revolving Credit Facility is less than or equal to 10% of aggregate commitments under the Revolving Credit Facility and (z) CEI elects on a go-forward basis to be governed by a non-consolidated leverage ratio covenant not to exceed 5.75:1.00 (the “Springing Leverage Covenant”) at any time that the aggregate principal amount of outstanding loans plus drawn and unreimbursed letters of credit under the Revolving Credit Facility is greater than 30% of aggregate commitments under the Revolving Credit Facility.

Availability

The Revolving Credit Facility will be available to provide loans to, and the issuance of letters of credit on behalf of, CEI to fund, directly or indirectly, equity capital contributions to Cheniere CCH HoldCo II, LLC and its subsidiaries, as well as related fees and expenses, in connection with the development of the Corpus Christi natural gas liquefaction facilities and Corpus Christi natural gas pipeline and related facilities near Corpus Christi, Texas. Subject to the satisfaction of certain conditions as described under the section “Conditions Precedent to Extensions of Credit” below, loans in an amount of up to 20% of the aggregate commitments under the Revolving Credit Facility may also be used for CEI’s general corporate purposes. The amount of the Revolving Credit Facility available for general corporate purposes will increase if, and to the extent that, the amount of undrawn commitments under the Revolving Credit Facility (plus, from and after the Trigger Point, CEI’s unrestricted cash) exceeds the amount CEI is required to contribute to the Corpus Christi project under the equity contribution agreement it has entered into with one of its subsidiaries in respect of the Corpus Christi project (the “ECA”).

Conditions Precedent to Extensions of Credit

Advances and issuances of letters of credit under the Revolving Credit Facility are subject to customary conditions precedent, including the absence of defaults, the accuracy of certain representations and warranties, the perfection of security interests, and the payment of applicable fees and expenses. Furthermore, advances and issuances of letters of credit under the Revolving Credit Facility for general corporate purposes will be permitted only if the sum of the amount of undrawn commitments under the Revolving Credit Facility (plus, from and after the Trigger Point, CEI’s unrestricted cash) exceeds the amount CEI is required to contribute to the Corpus Christi project under the ECA.

Covenants and Events of Default

The Revolving Credit Facility contains a financial covenant requiring CEI to ensure at all times that the sum of its unrestricted cash (calculated on a consolidated basis in accordance with GAAP) and the amount of undrawn commitments under the Revolving Credit Facility is at least equal to the lesser of (a) 20% of aggregate commitments under the Revolving Credit Facility and (b) $200 million (the “Liquidity Covenant”). Following the Trigger Point, at any time that the Springing Leverage Covenant is in effect, the Liquidity Covenant will not apply.

The Revolving Credit Facility includes representations, warranties and affirmative and negative covenants customary for companies like CEI with lenders of the type participating in the Revolving Credit Facility, including, among others, covenants relating to compliance with laws, conditions to the making of restricted payments, including dividends (the making of such restricted payments is subject to, among other things, (a) prior to the Trigger Point, the sum of the aggregate principal amount of the loans plus unreimbursed amounts not exceeding 10% of the aggregate commitments under the Revolving Credit Facility, or, from and after the Trigger Point, pro forma compliance with the financial covenants as of the last day of the most recently ended fiscal quarter, (b) the sum of CEI’s unrestricted cash (calculated on a consolidated basis in accordance with GAAP) and the amount of undrawn commitments under the Revolving Credit Facility exceeding the amount CEI is required to contribute to the Corpus Christi project under the ECA, and (c) if a non-recurring restricted payment is to be made by CEI with the proceeds of an asset sale involving consideration over $500 million or through a recapitalization of CEI or any of its subsidiaries using the proceeds of long-term indebtedness totaling greater than $500,000,000, there has not been a ratings decline under the terms of the Revolving Credit Facility), and limitations on indebtedness, guarantees, hedging, liens, investments and affiliate transactions. These covenants are subject to certain materiality qualifiers, reasonableness standards, thresholds, grace periods and exceptions.

In addition, the Revolving Credit Facility also includes customary events of default (including non-payment, cross default to other indebtedness of CEI in excess of $50 million, cross acceleration to indebtedness of certain subsidiaries of CEI in excess of $250 million, breach of representations, warranties and covenants, unsatisfied judgments in excess of $50 million, voluntary and involuntary bankruptcy events and change of control of CEI), which are subject to customary grace periods and materiality standards.

Interest and Fees

Loans under the Revolving Credit Facility will bear interest at a variable rate per annum equal to LIBOR or the base rate (the highest of (a) the prime rate published in The Wall Street Journal, (b) the federal funds rate plus 0.50%, and (c) LIBOR for an interest period of one month plus 1.00%), plus the applicable margin. The applicable margin for LIBOR loans ranges from 1.75% to 2.50% per annum, and the applicable margin for base rate loans ranges from 0.75% to 1.50% per annum, in each case, based on the credit ratings then in effect assigned to loans under the Revolving Credit Facility. Interest on LIBOR loans is due and payable at the end of each LIBOR period, and interest on base rate loans is due and payable at the end of each calendar quarter.

CEI will pay (i) prior to the Trigger Point, a commitment fee on the average daily amount of undrawn commitments at an annual rate of 0.75%, payable quarterly in arrears, and (ii) from and after the Trigger Point, a commitment fee on the average daily amount of undrawn commitments at a rate equal to 30% multiplied by the applicable margin for LIBOR loans then in effect. CEI will also pay a letter of credit fee at an annual rate equal to the applicable margin for LIBOR loans on the undrawn portion of all letters of credit issued under the Revolving Credit Facility. Draws on any letters of credit will bear interest at an annual rate equal to the base rate plus 2.0%.

In connection with the Revolving Credit Facility, CEI is paying fees to the Lenders, as well as additional transaction fees and expenses. Annual administrative fees must also be paid to the administrative agent and collateral agent for the Revolving Credit Facility.

Repayments

The Revolving Credit Facility matures on December 13, 2022. Subject to customary exceptions, CEI is required to make mandatory prepayments with respect to the Revolving Credit Facility using the net proceeds (less fees, expenses and other customary deductions) of: (a) the incurrence of indebtedness by CEI (other than indebtedness permitted under the terms of the Revolving Credit Facility), or (b) asset sales by CEI and its subsidiaries (to the extent the proceeds thereof are distributed to CEI), excluding any net proceeds that are (x) reinvested in other assets useful in the business of CEI and its subsidiaries or (y) if such net proceeds are the proceeds of a major asset sale involving consideration over $500 million, distributed in the form of a non-recurring restricted payment (subject to compliance with the restricted payments covenant, including the requirement that there has not been a ratings decline under the terms of the Revolving Credit Facility), in each case, within 12 months of receipt thereof (or which are committed in writing to be reinvested or distributed within such period and are actually reinvested or distributed within 18 months of the receipt thereof). CEI is also required to prepay the outstanding borrowings under the Revolving Credit Facility in the event that certain “change of control” events occur in respect of certain of CEI’s subsidiaries unless there has not been a ratings decline under the terms of the Revolving Credit Facility. All mandatory prepayments will be applied without penalty or premium.

Collateral

The Revolving Credit Facility is secured by a first priority security interest (subject to permitted liens and other customary exceptions) in substantially all of the assets of CEI, including the equity interests in CEI’s direct subsidiaries (other than certain excluded subsidiaries). The security interest securing the Revolving Credit Facility is evidenced by customary security documents.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

10.1	The Amended and Restated Revolving Credit Agreement, dated as of December 13, 2018, among Cheniere Energy, Inc., the Lenders and Issuing Banks party thereto, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and SG Americas Securities, LLC, as Coordinating Lead Arrangers, and Société Générale, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Dated: December 17, 2018	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Executive Vice President and Chief Financial Officer